Exhibit 10.02

Concur Technologies, Inc.

Amended and Restated Non-Employee Director Compensation Policy

1.	Effective as of December 3, 2008, the compensation for the existing outside members of the Board of Directors (“Board”) of Concur Technologies, Inc. (“Concur”), and each new outside Board member who joins the Board after December 3, 2008, shall be an annual cash payment equal to $90,000 and an annual stock grant equal to 3,250 restricted stock units. Effective as of March 16, 2009, the compensation for the then-existing outside members of the Board of Concur, and each new outside Board member who joins the Board after March 16, 2009, shall be increased to an annual cash payment equal to $100,000 and an annual stock grant equal to 4,500 restricted stock units.

2.	The annual cash payment and stock grant described above will be made as of March 15 of each year as consideration for Board and committee services during the prior 12-month period, and will apply only if the applicable Board member served continuously on the Board for the prior 12-month period. However, for members joining the Board during a given 12-month period, the first annual cash payment and stock grant will be pro rated from the commencement date to the next March 15. The stock granted will be in the form of restricted stock units, and will vest over 4 years with 25% vested on each anniversary of the grant, subject to the terms of the 2007 Equity Incentive Plan and the then-current executive form of restricted stock unit award documentation.

3.	Outside Board members will receive no other compensation for services on the Board or any committee of the Board, provided that all Board members shall be reimbursed for their reasonable travel expenses in attending Board and committee meetings.

4.	Effective as of October 1, 2006, Concur shall not grant further options under the 1998 Directors Stock Option Plan without the express approval by the Board after October 1, 2006.

5.	Board members who are employees of Concur will receive compensation as approved by the Board or the Compensation Committee of the Board, and will not receive compensation under this policy.